The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-106445
SUBJECT TO COMPLETION, DATED MARCH 15, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 3, 2003)
$150,000,000

              % Monthly Income Notes due 2019

           The notes will be issued by Capital Automotive REIT and will bear interest at the rate of           % per year. Interest on the notes is payable monthly on the 15th day of each month, beginning on May 15, 2004. The notes will mature on April 15, 2019. We may not redeem the notes before April 15, 2009. On or after April 15, 2009, we may, at our option, redeem the notes at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest to the date of redemption. The notes will be issued in denominations of $25.00 and integral multiples thereof.

           The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt, except that the notes will be structurally subordinated to all of the unsecured debt issued by our subsidiaries, including Capital Automotive L.P., our operating partnership. In addition, the notes will be subordinated to the claims of each secured mortgage lender to any specific property that secures the lender’s mortgage.

           Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement for certain factors that should be considered by prospective purchasers of the notes.

           We anticipate that the notes will be listed on the American Stock Exchange. Trading of the notes is expected to begin on the American Stock Exchange within 30 days after the notes are first issued.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	%*	$
Underwriting Discount	%	$
Proceeds to Capital Automotive REIT (before expenses)	%	$

*	Plus accrued interest on the notes from April , 2004.

           We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional $22,500,000 aggregate principal amount of notes at the public offering price, less discounts and commissions, to cover over-allotments. The underwriters expect to deliver the notes to purchasers in book-entry only form through the facilities of The Depository Trust Company on or about April      , 2004.

A.G. Edwards & Sons, Inc.		Credit Suisse First Boston

BB&T Capital Markets	Ferris, Baker Watts	Friedman Billings Ramsey
Incorporated
JPMorgan		McDonald Investments Inc.

Raymond James		RBC Capital Markets

The date of this prospectus supplement is March             , 2004

       You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of or seeking an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date or the date that is specified in those documents.

      If any information set forth in this prospectus supplement, or in any document incorporated by reference in this prospectus supplement, is inconsistent with any information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement or in the documents incorporated in it by reference.

ABOUT THIS PROSPECTUS SUPPLEMENT

      References to “we,” “us” or “our” refer to Capital Automotive REIT or, if the context requires, Capital Automotive L.P., which we refer to as the “Partnership,” and our business and operations conducted through the Partnership and/or directly or indirectly owned subsidiaries. References to the “Company” refer solely to Capital Automotive REIT. We are the sole general partner of the Partnership, and as of December 31, 2003, owned approximately 80.7% of the common units of limited partnership interest in the Partnership, which we refer to as Units, as well as 100% of the Series A preferred units of limited partnership interest in the Partnership. Units of the Partnership held by limited partners (other than us) are redeemable, at the option of the holder, for cash, or we may assume the redemption obligations of the Partnership and acquire the Units in exchange for our common shares on a one-for-one basis.

      In this prospectus supplement, we use the term “dealerships” to refer to franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses and other related businesses, which are the types of businesses that are operated on our properties. We also use the terms “dealer group,” “tenant” or “operators of dealerships” to refer to the persons and companies that lease our properties.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Our prospectus supplement and the accompanying prospectus, including our documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents that we subsequently file with the Securities and Exchange Commission, or the SEC, and that are incorporated into this prospectus supplement and the accompanying prospectus by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included and incorporated by reference in this prospectus supplement and the accompanying prospectus describe forward-looking information. The risk factors are not all-inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, our prospectus supplement and accompanying prospectus may also include forward-looking information. Many things can happen that can cause our actual results to be different than those described. We have included some of these factors under the section captioned “Risk Factors” on page S-4 of this prospectus supplement.

      Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them. Before buying our notes, you should carefully review the risks and the risk factors described in the section captioned “Risk Factors” on page S-4 of this prospectus supplement and incorporated into this prospectus supplement and the accompanying prospectus from our Current Report on Form 8-K/A filed on March 12, 2004, as well as the other information in this prospectus supplement and the accompanying prospectus.

i

PROSPECTUS SUPPLEMENT SUMMARY

      The following is only a summary. It should be read together with the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. In addition, important information is incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

The Company

      We are a self-administered and self-managed real estate company operating as a real estate investment trust, commonly referred to as a REIT, for federal income tax purposes. Our executive officers are Thomas D. Eckert, President and Chief Executive Officer; David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer; Jay M. Ferriero, Senior Vice President and Director of Acquisitions; John M. Weaver, Senior Vice President, Secretary and General Counsel and Lisa M. Clements, Vice President and Chief Accounting Officer.

      Our primary business strategy is to purchase real estate (land, buildings and other improvements), which we simultaneously lease to operators of franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses and other related businesses under long-term, triple-net leases. Triple-net leases typically require the tenant to pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. We focus on leasing properties to dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population. In addition, we provide facility improvement and expansion funding, construction financing and takeout commitments in certain circumstances. We believe that we are the only publicly-traded real estate company exclusively pursuing this strategy. The objective of our strategy is to provide long-term, predictable, stable cash flow for our shareholders.

      As of December 31, 2003, we had invested more than $1.9 billion in 331 properties located in 30 states, consisting of approximately 2,323 acres of land and containing approximately 13.6 million square feet of buildings and improvements. Our tenants operate 445 motor vehicle franchises on our properties, representing 43 brands of motor vehicles, which include all of the top selling brands in the U.S.

      As of December 31, 2003, we had total debt outstanding of approximately $1.15 billion, consisting of $804.6 million of fixed rate mortgage debt, $265.9 million of variable rate mortgage debt and $75.0 million outstanding on our revolving credit facilities. Of our debt outstanding as of December 31, 2003, approximately 86% was substantially match-funded debt. Virtually all of our long-term debt is secured financing that has a weighted average remaining term of 10.5 years. Our earliest significant long-term debt maturity is not until 2011. Concurrently with the closing of the offering, we will terminate our $60.0 million unsecured revolving credit facility, which, as of March 15, 2004, had no outstanding balance.

      Our principal executive offices are located at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102, and our telephone number is (703) 288-3075. Our website address is www.capitalautomotive.com. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after they have been electronically filed with or furnished to the SEC.

The Offering

      The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Securities Offered	$150.0 million aggregate principal amount of % Monthly Income Notes due 2019, plus up to an additional $22.5 million aggregate principal amount of notes issuable upon exercise of the underwriters’ over-allotment option.

Maturity	Unless redeemed prior to maturity as described below, the notes will mature on April 15, 2019.

Interest Payment Dates	Interest on the notes will be payable monthly in arrears on the 15th day of each month, commencing May 15, 2004, and at maturity or upon redemption.

Ranking	The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt, except that the notes will be structurally subordinated to all of the unsecured debt issued by the Partnership and its subsidiaries. In addition, the notes will be subordinated to the claims of each secured mortgage lender to any specific property that secures the lender’s mortgage.

Use of Proceeds	Our net proceeds from this offering are estimated to be $144.9 million after deducting the underwriting discount and other estimated expenses of this offering. We expect to use these net proceeds to repay certain outstanding mortgage debt. See “Use of Proceeds” on page S-5 for more information.

Limitations on Incurrence of Debt	The notes contain various covenants, including the following:

• We will not incur any additional debt if, immediately after the incurrence of such additional debt, the aggregate principal amount of all our outstanding debt on a consolidated basis is greater than 70% of our total assets plus accumulated depreciation and amortization (less goodwill), measured as of the end of the most recent fiscal year or calendar quarter.

• We will not incur any debt if EBITDA shall have been less than 1.4 times the principal, interest and preferred share dividends paid by us, as reflected on our consolidated financial statements, for the four most recent fiscal quarters immediately preceding the date on which such additional debt is to be incurred, calculated on a pro forma basis after giving effect to the issuance of the notes and the application of the proceeds therefrom, and calculated on the assumption that the notes and any other debt incurred by us since the first day of the four-quarter period and the application of the proceeds therefrom (including to refinance other debt since the first day of the four-quarter period) had occurred on the first day of the period.

Maintenance of Unencumbered Assets	We must maintain unencumbered assets of not less than 150% of the aggregate principal amount of all our outstanding consolidated unsecured debt.

Restriction on Senior Indebtedness	As long as the notes are outstanding, we have agreed that, other than (i) debt payable to the Company and (ii) currently outstanding unsecured debt payable to third parties, the amount of which is currently $4.4 million, neither the Partnership nor its subsidiaries will issue unsecured debt or guarantee unsecured debt, unless the notes will rank pari passu, or equally, with such debt. In addition, the Partnership will not issue preferred units of partnership interest in the Partnership, other than to the Company, unless the preferred units are subordinated to the notes.

Optional Redemption	We have the right to redeem the notes at any time in whole or from time to time in part, on or after April 15, 2009, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption.

Quotation	We anticipate that the notes will be listed on the American Stock Exchange. Trading of the notes is expected to begin on the American Stock Exchange within 30 days after the notes are first issued.

RISK FACTORS

      An investment in the notes involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the additional risk factors included in our Current Report on Form 8-K/A filed with the SEC on March 12, 2004, before you decide to purchase the notes. The risk factors are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause our actual results to be different than those described. If any of those risks actually occur, our business’s financial condition and operating results could be materially adversely affected. This section contains forward-looking statements.

The notes are structurally subordinated to the claims of creditors of the Partnership and its subsidiaries and of the holders of any outstanding preferred equity issued by them.

      We conduct all of our business and operations through the Partnership and/or its directly or indirectly owned subsidiaries. As a result, all of our assets are held by the Partnership and its subsidiaries. The notes will be structurally subordinated in right of payment to all the existing and future liabilities of the Partnership and its subsidiaries and to any preferred equity that any of them have outstanding. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Partnership or any of its subsidiaries, the holders of any debt or preferred equity of that entity will be entitled to obtain payment of that debt, and to any liquidation preference on preferred equity, from the assets of that entity before the holders of any of our general unsecured obligations, including the notes, will have the right to obtain payment from the assets of that entity. At December 31, 2003, after giving effect to this offering and the application of the net proceeds, the Partnership and its subsidiaries would have had $1.0 billion of debt outstanding (excluding debt owed to the Company), all of which was senior to the notes. In addition, at December 31, 2003, after giving effect to this offering and the application of the net proceeds, the Partnership and its subsidiaries would have had $183.3 million of debt payable to the Company, $150 million of which represents unsecured debt due to the Company under notes issued to the Company by the Partnership, which notes are described in the section captioned “Description of Notes — General” on page S-6 of this prospectus supplement, and $33.3 million of which represents inter-company debt. In addition, as of December 31, 2003, the Partnership had $98.8 million of preferred units of partnership interest in the Partnership outstanding, all of which is owned by the Company.

The notes are unsecured and are subordinated to our secured debt.

      Because the notes will be unsecured, they will be subordinated to any of our consolidated secured debt to the extent of the value of the assets securing the debt. The indenture permits us and our subsidiaries to incur additional secured debt, provided that certain conditions are satisfied. Consequently, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured debt will be entitled to proceed against the collateral that secures the secured debt prior to that collateral being available for satisfaction of any amounts owed under the notes. At December 31, 2003, after giving effect to this offering and the application of the net proceeds, we would have had approximately $996.2 million of consolidated secured debt outstanding, all of which was senior to the notes.

There is no established trading market for our notes, and the market price and trading volume of our notes may fluctuate significantly.

      The notes are a new issue of securities with no established trading market. A number of factors may adversely influence the price of the notes in public markets, many of which are beyond our control. In particular, the trading price of the notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the notes, although any increase will be moderated by the Company’s ability to call the notes at any time on or after April 15, 2009. In addition, market perceptions about our creditworthiness may influence the price of the notes. Although we anticipate that the notes will be listed on the American Stock Exchange, the daily trading volume of REITs in general and the notes in particular may be lower than the trading volume of many other industries. In addition, the notes will not trade in the same market as our common and preferred shares, which are quoted on the Nasdaq National Market, and this may adversely affect the volume of trading in the notes. An active trading market for the notes may not develop. As a result, investors who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of their notes in the market without causing a substantial decline in the market price of such notes.

      We have not sought a rating on the notes, and do not intend to seek one. It is possible that a rating agency may issue an unsolicited rating with respect to the notes, and any such rating could be less than investment grade. Receipt of an unsolicited rating, particularly one less than investment grade, could adversely affect the trading market and market price for the notes.

USE OF PROCEEDS

      The net proceeds to the Company from the sale of the notes offered by this prospectus supplement, after deducting the underwriting discount and other estimated expenses of this offering, are estimated to be $144.9 million (approximately $166.7 million if the underwriters’ over-allotment option is exercised in full). We intend to use these net proceeds and approximately $18.4 million of additional net proceeds if the underwriters’ over-allotment option is exercised in full, to repay certain outstanding variable rate mortgage debt. Any remaining net proceeds will be used for general corporate purposes.

      The debt to be repaid bears interest at variable rates ranging from 200 to 227 basis points above the A1/P1 Commercial Paper Rate or 30-day LIBOR and has maturity dates ranging from December 22, 2009 to September 29, 2011. As of December 31, 2003, the weighted average interest rate of the debt to be repaid was 3.4% and the weighted average maturity was 7.6 years. The debt to be repaid was initially incurred primarily to fund property acquisitions or to repay amounts outstanding under our revolving credit facilities that had been used to fund property acquisitions.

      Concurrently with the closing of the offering, we intend to enter into one or more interest rate swap arrangements with third parties to cause the interest rate on all or a substantial portion of the notes effectively to be floating rate rather than fixed rate. We expect the interest rate resulting from the swap arrangements to be slightly less than or similar to the interest rates on the debt to be repaid from the net proceeds of the offering. We expect to structure the swap arrangement so that it may be documented as a cash flow hedge and designated as highly effective at inception.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth our historical consolidated ratios of earnings to fixed charges for the periods shown:

	Year Ended December 31,

	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	1.99x	2.12x	1.90x	1.85x	2.19x

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges reduced by preferred dividends of consolidated subsidiaries. Fixed charges consist of interest expense and preferred dividends of consolidated subsidiaries.

DESCRIPTION OF NOTES

      The following description of the terms and provisions of the notes offered hereby does not purport to be complete and is qualified in its entirety by reference to the indenture and the notes, each of which is available as described in the “Where You Can Find More Information” section on page S-16 of this prospectus supplement. This description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” Certain terms used in this prospectus supplement are defined in that section of the accompanying prospectus.

General

      The Company is offering $150 million of its        % notes maturing on April 15, 2019, which may be redeemed prior to that date in accordance with their terms. The notes are to be issued as a separate series of debt securities under the indenture, dated April      , 2004, which we refer to as the indenture, by and between the Company and Wells Fargo Bank, National Association, whom we refer to as the Trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part.

      We will pay interest on the notes monthly in arrears on the 15th day of each month, commencing May 15, 2004, to the registered holders of the notes on the last day of the preceding month. Interest will be calculated assuming twelve, 30-day months, ending on each payment date.

      The defeasance and covenant defeasance provisions described under “Description of Debt Securities — Defeasance or Covenant Defeasance of Indenture” in the accompanying prospectus apply to the notes. The notes will not be entitled to the benefit of any sinking fund. The notes are available for purchase in denominations of $25.00 and any integral multiple thereof.

      We intend to contribute or otherwise transfer the net proceeds of the sale of the notes to the Partnership in exchange for notes having economic terms substantially identical to those of the notes offered hereby. The Partnership will be required to make all required interest payments on the notes (which will mirror the payments of interest, including accrued and unpaid interest upon redemption) prior to any distribution of cash or assets to the holders of any equity interests in the Partnership.

Ranking

      The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt, except that the notes will be structurally subordinated to all of the unsecured debt issued by the Partnership and its subsidiaries. In addition, the notes will be subordinated to the claims of each secured mortgage lender to any specific property that secures the lender’s mortgage.

      At December 31, 2003, after giving effect to this offering and the application of net proceeds, the Partnership and its subsidiaries would have had $1.0 billion of debt outstanding (except for debt owed to the Company), all of which was senior to the notes. In addition, at December 31, 2003, after giving effect to this offering and the application of the net proceeds, the Partnership and its subsidiaries would have had $183.3 million of debt payable to the Company, $150 million of which represents unsecured debt due to the Company under notes issued to the Company by the Partnership, which notes are described above, and $33.3 million of which represents inter-company debt. In addition, as of December 31, 2003, the Partnership had $98.8 million of preferred units of partnership interest in the Partnership outstanding, all of which is owned by the Company.

Trading Characteristics

      The notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the notes that is not included in the trading price thereof. Any portion of the trading price of a note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the note.

Optional Redemption

      We have the right to redeem the notes at any time in whole or from time to time in part, on or after April 15, 2009, upon not less than 30 nor more than 60 days’ written notice, at a redemption price equal to 100% of the principal amount to be redeemed and any accrued and unpaid interest to the date of redemption, which we refer to as the redemption date.

      If proper notice of redemption is given, the notes to be redeemed shall, on the redemption date, become due and payable at the redemption price, and from and after such date (unless we default in the payment of the redemption price) each such note shall cease to bear interest. If any note called for redemption is not paid upon surrender for redemption, the principal shall, until paid, bear interest from the redemption date.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Certain Covenants

      Limitations on Incurrence of Debt. The notes will provide that we will not, and will not permit any subsidiary to, incur additional Indebtedness if, immediately after the incurrence of such additional Indebtedness, our Debt to Total Assets Ratio, as defined below, on a consolidated basis exceeds 70%, measured as of the end of the most recent fiscal year or calendar quarter.

      Furthermore, the notes also will provide that we will not, and will not permit any subsidiary to, incur any Indebtedness, as defined below, if our Debt Service Coverage Ratio, as defined below, for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.4 to 1, calculated on a pro forma basis after giving effect to the issuance of the notes and the application of the proceeds therefrom, and calculated on the assumption that the notes and any other Indebtedness incurred by us since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness since the first day of the four-quarter period, had occurred on the first day of the period.

      Maintenance of Unencumbered Total Assets. The notes will provide that we, together with our subsidiaries, will at all times maintain Unencumbered Total Assets, as defined below, in an amount not less than 150% of the aggregate outstanding principal amount of all of our and our subsidiaries’ unsecured Indebtedness. As of December 31, 2003, our Unencumbered Total Assets were $251.3 million.

      Restriction on Senior Indebtedness. As long as the notes are outstanding, we have agreed that, other than (i) Indebtedness payable to the Company and (ii) currently outstanding unsecured Indebtedness payable to third parties, the amount of which is currently $4.4 million, neither the Partnership nor its subsidiaries will issue unsecured Indebtedness or guarantee unsecured Indebtedness, unless the notes will rank pari passu, or equally, with such Indebtedness. In addition, the Partnership will not issue, other than to the Company, preferred units of partnership interest in the Partnership, unless the preferred units are subordinated to the notes.

      Existence. Except as described under “Description of Debt Securities — Consolidation, Merger, Sale of Assets” in the accompanying prospectus, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and franchises; provided, however, that we are not obligated to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the notes.

      Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

      Insurance. We will, and will cause each of our subsidiaries to, keep all of our insurable properties adequately insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types.

      Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

•	all material taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our or any of our subsidiaries’ income, profits or property, and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries, unless such lien would not have a material adverse effort upon such property;

provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

      Provision of Financial Information. If we are required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, we will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the Trustee for and transmit a copy to each holder of notes. If we are not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, we will deliver to the Trustee and transmit to each holder of notes reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had we been required to file such reports such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had we been required to file such reports.

      Notwithstanding the foregoing, if we are not required to file reports with the SEC because information about us is contained in the reports filed by another entity with the SEC, the delivery to the Trustee for the notes of the reports filed by such entity with the SEC and the transmittal by mail to all holders of the notes of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy our obligations to provide financial information under the applicable provisions of the indenture.

      As used herein:

      “Debt Service Coverage Ratio” means, for the period for which such ratio is being calculated, the ratio expressed as a fraction, the numerator of which is our EBITDA and the denominator of which is the scheduled principal plus our interest expense and the preferred dividends, as reflected on our consolidated financial statements.

      “Debt to Total Assets Ratio” means, for the period for which such ratio is being calculated, the ratio expressed as a fraction, the numerator of which is our consolidated long-term Indebtedness (less payments due within one year) and the denominator of which is the aggregate book value of all of our assets plus accumulated depreciation and amortization (less goodwill) reflected on our consolidated financial statements.

      “EBITDA” means, for any period, our net income before minority interest (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation and amortization) excluding any extraordinary or unusual gains or losses during such period, including, but not limited to, provisions for gains or losses from sales, provision for impairment losses, charges for early extinguishment of debt and charges resulting from a change in accounting principles.

      “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

      “Indebtedness” means all of a Person’s liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under plans and multiemployer plans covered by Title IV of ERISA.

      “Person” means and includes an individual, a partnership, a joint venture, a corporation (whether or not for profit), a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

      “Unencumbered Total Assets” as of any date means the sum of (a) the cost (original cost plus capital improvements) of our real estate assets on such date, before depreciation and amortization, and (b) all of our other assets (but excluding intangibles and accounts receivable), in each case which assets are unencumbered by any mortgage, lien, charge, pledge or security interest, all determined on a consolidated basis in accordance with GAAP.

Book-Entry Form

      We have established a depositary arrangement with The Depository Trust Company, which we refer to as the depositary, with respect to the notes, the terms of which are summarized below. Upon issuance, the notes will be represented by a single global security and will be deposited with, or on behalf of, the depositary and will be registered in the name of the depositary or a nominee of the depositary. No global security may be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depositary, or by the depositary or such nominee to a successor of the depositary or a nominee of such successor.

      As long as the depositary or its nominee is the registered owner of a global security, the depositary or its nominee, as the case may be, will be the sole holder of the notes for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global security or securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and no global security representing the notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such beneficial owner is not a participant, as defined below, on the procedures of the participant through which such beneficial owner owns its interest in order to exercise any rights of a Holder under such global security or the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a global security representing the notes.

      The global security representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or the depositary ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in each case, a successor depositary is not appointed by us within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility,

•	we, in our discretion, determine that the global security shall be exchangeable for certificated notes, or

•	there shall have occurred and be continuing an event of default under the indenture with respect to the notes and beneficial owners representing a majority in aggregate principal amount of the notes represented by the global security advise the depositary to cease acting as depositary. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global security representing the notes, which names shall be provided by the depositary’s relevant participants (as identified by the depositary) to the securities registrar.

      The information below concerning the depositary and the depositary’s system has been furnished by the depositary, and we take no responsibility for the accuracy thereof. The depositary will act as securities depository for the notes.

      The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants, which we refer to as participants, deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depositary, which we refer to as direct participants, include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

      Purchases of notes under the depositary’s system must be made by or through direct participants, which will receive a credit for such notes on the depositary’s records. The ownership interest of each actual purchaser of each note represented by a global security, who we refer to as beneficial owners, is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

      To facilitate subsequent transfers, the global security representing the notes which is deposited with, or on behalf of, the depositary is registered in the name of the depositary’s partnership nominee, Cede & Co. The deposit of the global security with, or on behalf of, the depositary and its registration in the name of Cede & Co. effects no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global security representing the notes; the depositary’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither the depositary nor Cede & Co. will consent or vote with respect to the global security representing the notes. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Principal and/or interest payments on the global security representing the notes will be made to the depositary. The depositary’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the depositary is the responsibility of us or the paying agent; disbursement of such payments to direct participants shall be the responsibility of the depositary; and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

      If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

      The depositary may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the depositary (or a successor securities depository). In that event, certificated notes will be printed and delivered.

ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES

General

      The following is a general discussion of the material U.S. federal income tax considerations applicable to initial holders of the notes. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders and who hold the notes as capital assets. For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	any trust with respect to which

•	a U.S. court is able to exercise primary supervision over the administration of such trust, and

•	one or more U.S. persons have authority to control all substantial decisions of the trust.

      If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

      A non-U.S. holder means any beneficial owner of a note that is not a U.S. holder.

      If you are considering buying the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

Interest

      A U.S. holder of the notes generally will be required to report interest earned on the notes as ordinary income in accordance with the U.S. holder’s method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes.

Disposition

      Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. holder who acquired the note upon its issuance will generally recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a senior note generally will be the purchase price for the note. Such gain or loss shall be treated as long-term capital gain or loss if the senior note was held for more than one year. Subject to limited exceptions, capital losses cannot be used to offset a U.S. holder’s ordinary income.

Backup Withholding

      In general, “backup withholding” at a rate of 28% through December 31, 2010, and thereafter at a rate of 31%, may apply:

•	to any payments made of principal of and interest on the notes, and

•	to payment of the proceeds of a sale or other disposition of the notes before maturity,

if the U.S. holder is a non-corporate U.S. holder and fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

      The backup withholding tax is not an additional tax and may be credited against the U.S. holder’s U.S. federal income tax liability, provided that correct information is provided to the IRS.

Non-U.S. Holders

      The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state and local laws with regard to the notes.

      A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that

•	the non-U.S. holder is not:

•	a direct or indirect owner of 10% or more of the total voting power of all our voting stock,

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership, or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives certain information from the non-U.S. holder (or a financial institution that holds the notes in the ordinary course of its trade or business) certifying that such holder is a non-U.S. holder.

      If interest on a note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the U.S., such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest or of the disposition proceeds will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI.

      Generally a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gains from the sale or other disposition of a note unless:

•	such gains are effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the U.S.;

•	such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and meets certain other requirements; and

•	the non-U.S. holder is subject to backup withholding as a result of failing to provide to the selling broker evidence establishing such holder’s status as a non-U.S. holder, if required.

If the first bullet point applies, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax), unless an applicable income tax treaty provides otherwise. If the second bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. If the third bullet point applies, the non-U.S. holder generally will be subject to backup withholding in a manner similar to U.S. holders. See “— Backup Withholding.”

Recent Tax Legislation

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. Under the Act, the current maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is reduced to 15% for taxable years beginning on or before December 31, 2008. Without further legislation, the maximum tax rate on long-term capital gains will revert to 20% in 2009.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom A.G. Edwards & Sons, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

A.G. Edwards & Sons, Inc.	$
Credit Suisse First Boston LLC
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Ferris, Baker Watts, Incorporated
Friedman, Billings, Ramsey & Co., Inc.
J.P. Morgan Securities Inc.
McDonald Investments Inc.
Raymond James & Associates, Inc.
RBC Dain Rauscher Inc.

Total	$150,000,000

      The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are severally obligated to take and pay for all notes offered hereby if any such notes are taken.

      The underwriters initially propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of        % of the principal amount of the notes. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of        % of the principal amount of the notes to other underwriters or to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representative.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of $22,500,000 aggregate principal amount of notes at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional principal amount of notes as the principal amount set forth next to such underwriter’s name in the preceding table bears to the total principal amount of notes set forth next to the names of all underwriters in the preceding table.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Capital Automotive

Per note	%

      We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $400,000.

      We anticipate that the notes will be listed on the American Stock Exchange. Trading of the notes on the American Stock Exchange, if listing is approved, is expected to commence within 30 days after the initial delivery of the notes. The underwriters have advised us that they intend to make a market in the notes prior to the commencement of trading on the American Stock Exchange. The underwriters will have no obligation to make a market in the notes, however, and may cease market making activities, if commenced, at any time.

      In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

      Stabilizing transactions consist of some bids or purchases of notes made for the purpose of preventing or slowing a decline in the market price of the notes while the offering is in progress.

      In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

      Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the notes or preventing or slowing a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      The underwriters or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation.

      We expect that delivery of the notes will be made against payment therefor on or about April      , 2004, which will be the 20th business day following the date of pricing of the notes (this settlement cycle being T+20). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next 16 succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+20, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

EXPERTS

      Pursuant to the Securities Act and the rules promulgated thereunder, we are required to, and have incorporated into this registration statement our Annual Report on Form 10-K for the year ended December 31, 2003. Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule contained in the 2003 Form 10-K are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the notes offered by this prospectus will be passed upon for us by Shaw Pittman LLP, a limited liability partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus supplement under “Additional Federal Income Tax Consequences” and in the accompanying prospectus under “Federal Income Tax Consequences” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, based upon the opinion of Shaw Pittman LLP, Hunton & Williams LLP, Washington, D.C., will act as counsel to the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

Public Reference Section

Securities and Exchange Commission
Room 1200
450 Fifth Street, N.W.
Washington, D.C. 20549

      Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

      The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act (Exchange Act File No. 000-23733) after the date of this prospectus supplement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003

•	Our Current Report on Form 8-K/ A dated February 12, 1999 and filed with the SEC on March 12, 2004

      Copies of these filings are available at no cost on our website, www.capitalautomotive.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Ms. Lisa M. Clements

Capital Automotive REIT
8270 Greensboro Drive
Suite 950
McLean, Virginia 22102
(703) 288-3075

      Our prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus supplement and the accompanying prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

          No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Capital Automotive REIT or by any of the underwriters. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

$150,000,000

             % Monthly Income Notes due 2019

Prospectus Supplement

A.G. Edwards & Sons, Inc.

Credit Suisse First Boston
BB&T Capital Markets
Ferris, Baker Watts
Incorporated
Friedman Billings Ramsey
JPMorgan
McDonald Investments Inc.
Raymond James
RBC Capital Markets

March           , 2004